Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-262943

Dated February 23, 2023

Eli Lilly and Company

$4,000,000,000 aggregate principal amount of Notes offered

Pricing Term Sheet

5.000% Notes due 2026 (the “2026 Notes”)

4.700% Notes due 2033 (the “2033 Notes”)

4.875% Notes due 2053 (the “2053 Notes”)

4.950% Notes due 2063 (the “2063 Notes”)

(collectively, the “Notes”)

Issuer:	Eli Lilly and Company

Trade Date:	February 23, 2023

Settlement Date:	T+2; February 27, 2023

Ratings:*	A2 (Positive outlook) Moody’s A+ (Stable outlook) S&P

Joint Book-Running Managers:	J.P. Morgan Securities LLC Credit Suisse Securities (USA) LLC Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC

Co-Managers:	Academy Securities, Inc. CastleOak Securities, L.P. R. Seelaus & Co., LLC AmeriVet Securities, Inc. Cabrera Capital Markets LLC C.L. King & Associates, Inc. Penserra Securities LLC

The 2026 Notes

Principal Amount Offered:	$750,000,000

Maturity Date:	February 27, 2026

Coupon:	5.000% per year

Public Offering Price:	99.835% of principal amount, plus accrued interest, if any, from February 27, 2023

Yield to Maturity:	5.060%

Benchmark Treasury:	UST 4.000% due February 15, 2026

Spread to Benchmark Treasury:	T + 65 basis points

Benchmark Treasury Price and Yield:	98-27 3⁄4 / 4.410%

Interest Payment Dates:	February 27 and August 27, commencing August 27, 2023

Redemption Provisions:

Make-whole call:	At any time prior to February 27, 2024 at a discount rate of Treasury plus 10 basis points

Par call:	On or after February 27, 2024 at 100%

CUSIP / ISIN:	532457 CE6 / US532457CE69

The 2033 Notes

Principal Amount Offered:	$1,000,000,000

Maturity Date:	February 27, 2033

Coupon:	4.700% per year

Public Offering Price:	99.787% of principal amount, plus accrued interest, if any, from February 27, 2023

Yield to Maturity:	4.727%

Benchmark Treasury:	UST 3.500% due February 15, 2033

Spread to Benchmark Treasury:	T + 85 basis points

Benchmark Treasury Price and Yield:	96-29 / 3.877%

Interest Payment Dates:	February 27 and August 27, commencing August 27, 2023

Redemption Provisions:

Make-whole call:	At any time prior to November 27, 2032 at a discount rate of Treasury plus 15 basis points

Par call:	On or after November 27, 2032 at 100%

CUSIP / ISIN:	532457 CF3 / US532457CF35

The 2053 Notes

Principal Amount Offered:	$1,250,000,000

Maturity Date:	February 27, 2053

Coupon:	4.875% per year

Public Offering Price:	99.937% of principal amount, plus accrued interest, if any, from February 27, 2023

Yield to Maturity:	4.879%

Benchmark Treasury:	UST 4.000% due November 15, 2052

Spread to Benchmark Treasury:	T + 100 basis points

Benchmark Treasury Price and Yield:	102-04 / 3.879%

Interest Payment Dates:	February 27 and August 27, commencing August 27, 2023

Redemption Provisions:

Make-whole call:	At any time prior to August 27, 2052 at a discount rate of Treasury plus 15 basis points

Par call:	On or after August 27, 2052 at 100%

CUSIP / ISIN:	532457 CG1 / US532457CG18

The 2063 Notes

Principal Amount Offered:	$1,000,000,000

Maturity Date:	February 27, 2063

Coupon:	4.950% per year

Public Offering Price:	98.645% of principal amount, plus accrued interest, if any, from February 27, 2023

Yield to Maturity:	5.029%

Benchmark Treasury:	UST 4.000% due November 15, 2052

Spread to Benchmark Treasury:	T + 115 basis points

Benchmark Treasury Price and Yield:	102-04 / 3.879%

Interest Payment Dates:	February 27 and August 27, commencing August 27, 2023

Redemption Provisions:

Make-whole call:	At any time prior to August 27, 2062 at a discount rate of Treasury plus 20 basis points

Par call:	On or after August 27, 2062 at 100%

CUSIP / ISIN:	532457 CH9 / US532457CH90

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (No. 333-262943) (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus relating to this offering and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling J.P. Morgan Securities LLC collect at +1-212-834-4533, Credit Suisse Securities (USA) LLC toll-free at +1-800-221-1037, Goldman Sachs & Co. LLC toll-free at +1-866-471-2526 or Morgan Stanley & Co. LLC toll-free at +1-866-718-1649.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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